Exhibit 3.3

TEUCRIUM TRADING, LLC
(a Delaware limited liability company)

Instrument Establishing New Series of Teucrium Commodity Trust

September 17, 2025

WHEREAS, Section 3.2(b) of the Fifth Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”) of Teucrium Commodity Trust (the “Trust”) provides that new series of the Trust may be established and designated upon the execution by Teucrium Trading, LLC (the “Company”), the Trust’s sponsor, of an instrument setting forth such establishment and designation and the relative rights and preferences of such series;

WHEREAS, Section 4.6 of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”) provides that the Chief Executive Officer of the Company may execute in the Company name all instruments and other agreements in the name and on behalf of the Company, except in cases where such execution shall be expressly delegated by the members of the Company to some other officer or agent of the Company. The Chief Executive Officer shall perform all other duties and enjoy all other powers which are commonly incident to the office of chief executive officer of a corporation or are delegated to such officer of the Company from time to time by the members of the Company or are or may at any time be authorized or required by law;

NOW, THEREFORE, BE IT RESOLVED that, in consideration of the foregoing, the Company hereby establishes and designates the following new series of the Trust (the “Fund”):

7RCC Spot Bitcoin and Carbon Credit Futures ETF; and

FURTHER RESOLVED, that the Fund shall have the rights and preferences of the Fund under the Trust Agreement, including, without limitation, that the Fund shall own those assets specified in Section 3.7 of the Trust Agreement and be subject to the liabilities specified in Section 3.8 of the Trust Agreement.

Executed by the undersigned, the Chief Executive Officer of TEUCRIUM TRADING, LLC, as of the date first written above.

TEUCRIUM TRADING, LLC:

By: /s/ Sal Gilbertie

Sal Gilbertie

Chief Executive Officer